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                                                                    EXHIBIT 99.1


                                                  News      13710 FNB Parkway
                                                  Release   Omaha, NE 68154-5200

                                                  For Further Information
[NORTHERN BORDER PIPELINE COMPANY LOGO]           Contact:

                                                  Media Contact:
                                                  Beth Jensen
                                                  (402) 492-3400

                                                  Investor Contacts:
                                                  Ellen Konsdorf
                                                  Jan Pelzer
                                                  (877) 208-7318

NORTHERN BORDER PIPELINE COMPANY
COMPLETES EXPANSION PROJECT TO CHICAGO

FOR IMMEDIATE RELEASE: Tuesday, May 2, 2006

      OMAHA, NEB. - (NYSE: NBP; NASDAQ: TCLP) - Northern Border Pipeline Company announced today that its Chicago III expansion project has been completed and is available for natural gas deliveries into the Chicago area. The project provides an additional 130 million cubic feet per day of transportation capacity into the Chicago market area.

      Construction of the Chicago III Project -- consisting of a new 16,000 horsepower electric drive compressor unit at Compressor Station No. 16 in Johnson County, Iowa and modifications to existing Compressor Station No. 17 in Scott County, Iowa and existing Compressor Station No. 18 in Bureau County, Illinois -- began in September 2005. The $21 million project is fully subscribed by four shippers under long-term, firm agreements with terms ranging from five and one-half years to 10 years.

      "The Chicago III project was put into service on April 30, 2006," said Bill Cordes, President of Northern Plains Natural Gas Company, operator of Northern Border Pipeline Company. "This is our third expansion of the Northern Border Pipeline into the Chicago market hub and we continue to evaluate additional opportunities to create value for our customers into this major market."

      Northern Border Pipeline Company is a general partnership that owns and operates a 1,249-mile interstate pipeline that transported approximately 22 percent of all Canadian gas imported into the United States in 2005. The partners are Northern Border Partners, L.P. (NYSE: NBP) and TC PipeLines, LP (Nasdaq: TCLP), with each owning a 50 percent general partner interest. Northern
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Border Partners, L.P. is a wholly-owned subsidiary of ONEOK, Inc. (NYSE: OKE).
TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect, wholly-owned subsidiary of TransCanada Corporation.

This press release contains "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.

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